SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
       / /        Preliminary Proxy Statement
       / /        Confidential, for Use of the Commission Only (as permitted by
                  Rule 14a-6(e)(2))
       / /        Definitive Proxy Statement
       /X/        Definitive Additional Materials
       / /        Soliciting Material Pursuant to Rule 14a-12


                               DIME BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
      /X/ No fee required.

     / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (set forth the amount on which the filing fee is calculated and state how it is determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:


         / /   Fee paid previously with preliminary materials.

        / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1)  Amount previously paid:

          (2)  Form, Schedule or Registration Statement no.:

          (3)  Filing Party:

          (4)  Date Filed:

FOR IMMEDIATE RELEASE


                  DIME BANCORP RESPONDS TO ISS RECOMMENDATION

ISS IGNORES SUBSATNTIAL BENEFITS OF WARBURG PINCUS TRANSACTION

NEW YORK - July 10, 2000 - Dime Bancorp, Inc. (NYSE: DME) today issued the following statement in response to the Institutional Shareholder Services Inc.'s
(ISS) report:

"We vigorously disagree with ISS' recommendation. Unfortunately, ISS has failed to realize the substantial benefits of our agreement with Warburg Pincus and the compelling opportunity to increase stockholder value for Dime shareholders. Similarly, in interpreting this election as a referendum on Dime's Board's decision not to negotiate with North Fork, it is clear the ISS has also ignored the innumerable weaknesses of North Fork's proposal. In making their choice in voting for directors, Dime stockholders should consider the following:

* "Dime stockholders are being given a choice between two value-producing alternatives: tendering into the Dutch Auction and receiving cash value consistent with, if not superior to, the uncertain and risky value in North Fork's proposal or remaining invested alongside Warburg Pincus and with Tony Terracciano, who both have unparalleled records of producing superior returns and value for investors.

* "An exhaustive, two-month-long review of available strategic options, which included a careful analysis of the current merger and acquisition market for financial institutions, as well as discussions with potential bidders, demonstrated quite clearly that a sale of the company now would not optimize stockholder value.

* "Going forward, Dime will continue to evaluate strategic opportunities as they become available.

* "Since the day before North Fork made its proposal through today, its stock has underperformed the S&P Regional Bank index by 20%.

"The weakness of North Fork's proposal is amply demonstrated by two key considerations. First, Warburg Pincus is investing in Dime in a non-takeover transaction at values consistent with North Fork's effort to take over the entire company. This suggests that North Fork's proposal is seriously inadequate. Second, North Fork filed its exchange offer four months ago, and as of June 27, 2000 a mere 17% of Dime shares had been tendered into that offer. Clearly, Dime stockholders themselves recognize the poor value that North Fork is attempting to thrust upon them.

                                 - continued -

Dime Bancorp
Page 2


"Dime's management and board, including Tony Terracciano, our new chairman, are committed to implementing an accelerated growth strategy that we believe will produce superior returns for Dime stockholders, while preserving the opportunity to attract a control premium for Dime shares in the future. We urge Dime stockholders to reelect the director nominees."

         Investors are urged to read (1) Dime's solicitation/recommendation statement filed with the Securities and Exchange Commission on Schedule 14D-9 on March 21, 2000 with respect to North Fork Bancorporation Inc.'s hostile exchange offer, (2) Dime's proxy statement relating to the 2000 annual stockholders meetings, and (3) Dime's tender offer statement on Schedule TO when filed with the Securities and Exchange Commission in connection with Dime's proposed Dutch Auction tender offer, as well as any amendments or supplements to these statements when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain them for free from the SEC at the SEC's website (www.sec.gov) or from Dime by directing such request to: Dime Bancorp, Inc., Investor Relations Dept., 589 Fifth Avenue, New York, NY 10017, telephone 1-212-326-6170, or to Innisfree M&A Incorporated at 1-888-750-5834.

         Certain statements in Dime's press releases may be forward-looking. A variety of factors could cause Dime's actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the transactions described above, as well as the operations, performance, development, and results of Dime's business, include litigation, interest rate movements, competition from both financial and non-financial institutions, changes in applicable laws and regulations, the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond Dime's control and general economic conditions.

         Dime believes that "operating earnings" basis information, when taken in conjunction with reported results, provide useful information in evaluating performance on a comparable basis, although operating earnings are not currently a required basis for reporting financial results under generally accepted accounting principles.

                                     # # #

Contacts:

Franklin Wright                         Mike Pascale/Rhonda Barnat
Dime                                    Abernathy MacGregor Group
212-326-6170                            212-371-5999